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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in USA Waste Services, Inc.'s Registration Statements on Form S-4 (File Nos. 33-60103 and 33-63981), Registration Statements on Form S-3 (File Nos. 33-42988, 33-43809, 33-76226, 33-85018 and 333-00097) and Registration Statements on Form S-8 (File Nos. 33-43619, 33-59807, 33-72436, 34-84988, 33-84990, 33- 61621, 33-61625 and
33-61627), of our report, which makes reference to the reliance on the report of other auditors, dated March 1, 1996 on our audits of the consolidated financial statements of USA Waste Services, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.


                                                        COOPERS & LYBRAND L.L.P.

Dallas, Texas
March 21, 1996